Exhibit 99.2

NEWS RELEASE

DATE:  July 13, 2010

Oilsands Quest files form 10-K Annual Report

Calgary, Alberta – Oilsands Quest Inc. (NYSE Amex:BQI) ("Oilsands Quest", “OQI” or "the Company") announces that its Form 10-K Annual Report for the year ended April 30, 2010, (the "2010 10-K") was filed with the United States Securities and Exchange Commission on July 13, 2010, and is available online at www.sec.gov and www.sedar.com.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis presents Management’s perspective of our business, financial condition and overall performance for the year ended April 30, 2010 as reported in the 2010 10-K. This information is intended to provide investors with an understanding of our past performance, current financial condition and outlook for the future. Our discussion and analysis relates to the following topics:

—	Overview of Business
—	Overview of 2010 Results and Outlook
—	Liquidity and Capital Resources
—	Changes in Financial Condition and Results of Operations
—	Share Capital

Overview of Business

We are a U.S. public company based in Calgary, Alberta engaging in a variety of projects in the oil and gas sector and in particular the oil sands and oil shale sectors in Western Canada. We are aggressively exploring Canada’s largest contiguous oil sands land holding, which is located in northeast Alberta, northwest Saskatchewan and Oilsands Quest is leading the development of an oil sands industry in the Province of Saskatchewan.

Oilsands Quest, together with its subsidiaries, is in the exploration and development stage and does not currently have any income from operating activities.

Overview of 2010 Results and Outlook

During the year ended April 30, 2010, the Company’s activities included an exploration drilling program of 9 delineation core holes on lands in the Wallace Creek area, 16 core holes across Axe lake reservoirs to improve the understanding of the overburden characteristics, a 40 km 2-D seismic program on the permits to the north and south of Axe Lake in Saskatchewan and the advancement of its pre-commercialization evaluation studies and reservoir test program on its Axe Lake discovery. We also expanded our environmental monitoring program in anticipation of undertaking a comprehensive Environmental Impact Assessment (EIA) as part of the process for regulatory approval of commercial development  in Alberta and Saskatchewan.

During the year ended April 30, 2010, we raised $38.8 million, net of issuance costs, through a private placement share issuance, a marketed public offering and proceeds of option exercises to fund these activities and future programs.

Operations Summary:

Exploration Program

In July 2010 we released an updated independent engineering estimate of contingent, discovered and undiscovered resources which were prepared in accordance with the standards set out in the COGEH and NI 51-101.  This resource estimate incorporated the results of our 9 well drilling program at Wallace Creek in early 2010, the 16 overburden core holes drilled in late 2009 and updated the previous estimates provided in October  2009 which was based upon 383 wells drilled up to early 2009.

In October 2009, we released an updated independent engineering estimate of contingent, discovered and undiscovered resources which were prepared in accordance with the standards set out in COGEH and NI 51-101. This resource estimate incorporates the results of our 53 well drilling program at Axe Lake in late 2008 and Raven Ridge in early 2009 and updates the previous estimates provided in December 2008 which was based upon 330 wells drilled up to mid-2008.

In December 2009, we completed a 40 km 2-D seismic program on the permits to the north and south of Axe Lake in Saskatchewan which will further our geological knowledge of the deposits and has allowed us to meet work commitments required to extend the exploration permits until May 31, 2010.

In March 2010, we completed a 9 core hole exploration drilling program in the western township corner of the Wallace Creek permits that are immediately adjacent to Cenovus’ Borealis project area. Four (4) of the wells drilled encountered significant quantities of bitumen with one well intercepting up to 26 meters of oil sand in the McMurray/Dina formation.

We are also continuing with the additional processing and interpretation of the 2,136 kilometres (1,327 miles) of 2-D and 3-D seismic data collected and initially processed in the 2007-2009 winter program. This interpretation is valuable in planning for the specific reservoir tests this year and in assessing the geological structures across our permits.

Axe Lake Discovery — Reservoir Development Activities

We commenced an overburden characterization study in October 2009 and completed a 16 core hole coring and logging program that yielded core material and advanced logging data (Nuclear Magnetic Resonance (NMR), Dipole, Sonic and standard suite geophysical logs) of the formation overlying the bitumen-bearing McMurray/Dina Formation. The cores have been analyzed by Weatherford laboratories and results show that the overburden is composed of clay-rich till, a dense, low permeability cap layer that demonstrates steam containment characteristics in laboratory and 3-D reservoir computer simulations.

Weatherford Laboratories conducted a High Temperature Caprock study on the samples provided.  To date 4 samples from the core holes at 16-33-092-25W3M, 04-21-094-25W3M, 12-12-095-25W3M and 5-12-095-05W3M have been processed, and the laboratory work demonstrates that the permeabilities are lower than those indicated on the NMR logs.  Permeabilities range from 0.1-0.002md at 20⁰C.  When the samples are subjected to temperatures of 200⁰C, a further decrease in permeability to the range of 0.04-0.002md is observed in the laboratory.

The core samples are also being correlated with previously drilled exploration core holes and with our extensive Axe Lake and Raven Ridge 3-D seismic data-sets to determine the extent and continuity of this layer across the various reservoirs on both sides of the Saskatchewan/Alberta border. Detailed evaluation of the continuity of the till layer using 3-D seismic is currently underway.  Based on the current data set it appears that the dense glacial till layer is present over the  majority of the potential commercial development area.

Generally the dense glacial till layer lies directly on top of the oilsands reservoir zone, however in some areas there are several meters of top water between the oilsands zone and the glacial till. The impact of these zones is being studied and the results will be incorporated into our commercial development plan.

At Test Site 1, we successfully commissioned the electrical, mechanical and boiler facilities and performed steam and water injection and tracer tests.  Inter-well communication was positively confirmed by measurement of substantial percentages of saline tracer at the producer wells. We have analyzed the results from the circulation and tracer tests and history matched the field results in the computer simulations. The next phase of testing, subject to regulatory approvals, will include the drilling of a new SAGD well pair in close proximity to the existing wells at Test Site 1 to build on our growing knowledge of the reservoir and cap rock characteristics and test the commercial viability of SAGD at Axe Lake. The addition of SAGD wells to our testing plan will enable us to build upon the testing we have done to date and will enable us to test a bitumen production technology (SAGD) that has been proven to be commercially viable in similar reservoirs in the Athabasca basin.

In October of 2009, we perforated the two vertical wells at Test Site 3, which are approximately 3.5 meters apart, and installed temporary water, heating and injection facilities. We commenced injecting cold water at low pressure and volume into the base of the McMurray/Dina formation on October 25, 2009 and established communication between the two wells.  Cold water circulation was maintained for 24 hours, following which heated water was circulated, resulting in the mobilization of bitumen in the reservoir.  On October 29, 2009, a small amount of naphtha was injected and bitumen recovery commenced on October 30, 2009. We continued to circulate hot water until November 5, 2009, at which time the test equipment was removed.

We have filed two key regulatory submissions to advance the development of our Axe Lake oil sands project. The first is a proposal to the Saskatchewan Ministry of the Environment (SME) for approval to produce up to 30,000 barrels per day of bitumen using SAGD technology. The second submission is for approval of a SAGD pilot to confirm the containment characteristics of the glacial till overlying the Axe Lake reservoir and to determine the operating parameters of a commercial SAGD project.

Abandonment and Reclamation Costs

We are responsible for compliance with terms and conditions of environmental and regulatory approvals and all laws and regulations regarding the abandonment of a project and reclamation of its lands at the end of its economic life, which abandonment and reclamation costs may be substantial. A breach of such legislation and/or regulations may result in the issuance of remedial orders, the suspension of approvals, or the imposition of fines and penalties, including an order for cessation of operations at the site until satisfactory remedies are made. As at April 30, 2010, we estimate the total undiscounted inflation-adjusted amount required to settle the asset retirement obligations in respect of the Company’s wells and facilities is approximately $35 million. This estimate includes the cost to re-abandon a number of core holes at Axe Lake from the Company's early exploration corehole programs. During a review of our development plans and well licenses, we determined that a number of these core holes were not abandoned to meet our thermal development requirements. We are also evaluating the core holes that are located outside the potential commercial development area and have included a portion of these costs in the re-abandonment liability based on a 50% probability of performing the obligation over a 15 year period.  Currently, the Company is working with the regulators to assess an issue relating to the re-abandonment of these early exploration coreholes.   It is possible that the outcome of such assessment could result in cancellation of the permits if the Company does not comply with the governing regulations.   Further, if the Company cannot remediate these coreholes to industry standards, our ability to commercially develop the Axe Lake reservoir may be limited.

The abandonment and reclamation estimate also includes the costs to reclaim the air strip, camp site, access roads and reservoir test sites which are being brought into income over a period of 10 to 30 years. The initial measurement of an asset retirement obligation is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to property and equipment or exploration expense.

 Outlook

Over the next twelve months we plan to continue the activities necessary to increase our resource base and to demonstrate the recoverability of our oils sands resources.  Subject to our financial resources, we will continue to pursue exploration programs on our permit and license lands.

The following is an overview of key activities planned in the next twelve months although our plans are subject to change based on many factors, some of which are beyond our control:

—
we will continue our reservoir characterization efforts and continue to evaluate well data, perform petrophysical analyses, design and execute pertinent geophysical logging and perform advanced laboratory studies;

—
we are continuing the planning of additional exploration programs to further define the location, extent and quality of the potential bitumen resource in Axe Lake, Raven Ridge, Wallace Creek and Eagles Nest;

—
infrastructure remains a critical element for continued operations and we will continue to investigate various pipe line solutions for gas and liquids transport, different trajectories for permanent road access and possible solutions for the provision of power and we will design and start the execution of a base plan for all infrastructure needs;

—
efforts are also continuing on converting a portion of our Saskatchewan permits to lease pursuant to the Oil Shale Regulations, 1964, as amended, but the permits will not be converted to leases until a development plan, which will require an Environmental Impact Assessment, has been developed; and

—	we intend to maintain our asset base and core technical team in order to advance to the commercial development plan for our resource.

The Company is continuing to advance reservoir testing programs to evaluate the use of SAGD as a recovery method and determine the containment capabilities and extent of the glacial till layer over our reservoirs. The company anticipates that successful reservoir testing will result in a portion of the resources currently classified as sub-economic contingent and unrecoverable being reclassified as economic contingent resources.

Liquidity and Capital Resources

At April 30, 2010, the Company held cash and cash equivalents and short term investments totaling $18.6 million (April 30, 2009 - $32.2 million).

On May 12, 2009, the Company issued 35,075,000 units at a price of $0.85 per unit for gross proceeds of $29.8 million. The units were issued as part of a public offering and were comprised of a share of the common stock and one-half of a warrant to purchase a share of common stock.  The Company paid an aggregate of $1.5 million in fees to a syndicate of agents under the terms of the agency agreement and $1.2 million of legal fees and other expenses in relation to the offering, of which $0.7 million were incurred prior to May 1, 2009.

On December 23, 2009, the Company issued 9,714,300 shares of common stock at a price of $1.05 per share for gross proceeds of $10.2 million pursuant to a non-brokered private placement offering.

During the year ended April 30, 2010, the Company expended $51.6 million on operating activities and $1.8 million on property and equipment.

On May 10, 2010, the Company issued 10.5 million flow-through shares at $1.00 CDN ($0.995 USD) and 9.2 million common shares at $0.85 per share for gross proceeds of $18.6 million pursuant to a non-brokered private placement.

We believe that we have sufficient funds to maintain our interest in the existing properties and maintain other core activities over the next twelve months. If we accelerate commercial development at Axe Lake or any of our other prospects, our cash requirements will increase significantly.  Additional funding may also be required if our current planned activities are changed in scope or if actual costs differ from estimates of current plans. We believe the Company will have access to sufficient funding and sources of capital for its planned activities to April 30, 2011. Because we constantly and actively monitor our expenditure budgets, if sufficient funding is not available we can adjust our expenditure plans based on available cash. We plan to fund future operations by way of financing, including a public offering or private placement of equity or debt securities. Our development strategy also includes considering partners on a joint venture basis on our specific projects to fund the development of such projects in a timely and responsible manner. However, there is no assurance that debt or equity financing or joint venture partner arrangements will be available to us on acceptable terms, if at all, to meet these requirements.

The Company has no revenues, and its operating results, profitability and the future rate of growth depend solely on management’s ability to successfully implement the business plans and on the ability to raise further funding.

Changes in Financial Condition and Results of Operations

During the year ended April 30, 2010, the primary focus of the Company was on the commissioning of the facilities at Test Site 1, the implementation of an overburden characterization study to test the potential for the overburden to act as a cap rock for steam containment capacity within the reservoir and the filing of key regulatory submissions to advance the development of its Axe Lake oil sands project.

During the year ended April 30, 2009, the primary focus of the Company was on the engineering and construction of the testing facilities at Test Sites 1 and 3, the continued delineation of the Axe Lake and Raven Ridge discoveries and completing the acquisition of all the remaining rights of the external joint venture partners to the Triple 7 Joint Venture Agreement.

During the year ended April 30, 2008, the primary focus of the Company was the delineation of the Axe Lake discovery, exploring the Saskatchewan and Alberta permit lands, raising exploration funds, completing the acquisition of an outstanding $0.07 per barrel royalty obligation on the Saskatchewan permit lands, completing the acquisition of all the rights of one of the three external joint venture partners to the Triple 7 Joint Venture Agreement (which encumbered the Eagles Nest Prospect).  The acquisition of five oil sands exploration licenses in Saskatchewan, the acquisition of two oil sands exploration permits in Alberta, and the continuation of pre-commercialization studies on our Axe Lake discovery.

During the year ended April 30, 2007, the primary focus of the Company was exploring the Saskatchewan permit lands, raising exploration funds, completing the acquisition of the non-controlling (minority) interest (35.92%) in OQI Sask, the acquisition of a 2.5% gross overriding royalty on the Saskatchewan permit lands, the acquisition of four oil sands exploration permits in Alberta and the initiation of pre-commercialization studies on our Axe Lake discovery.

Net loss

Year ended April 30, 2010 as compared to year ended April 30, 2009. The Company experienced a net loss of $64.5 million or $0.21 per share for the year ended April 30, 2010 as compared to a net loss of $89.1 million or $0.34 per share for the year ended April 30, 2009. The decline in the net loss in the current year as compared to the prior year is due to the reduction in exploration activity, a reduction in stock-based compensation expense and a foreign exchange gain resulting from holding Canadian funds with an appreciation of the Canadian dollar versus the U.S. dollar which were offset by increased asset retirement obligations due to the re-abandonment liability identified during the current year. The Company expects to continue to incur operating losses and will continue to be dependent on additional equity or debt sales and/or property joint ventures to fund its activities in the future.

Year ended April 30, 2009 as compared to year ended April 30, 2008. The Company experienced a net loss of $89.1 million or $0.34 per share for the year ended April 30, 2009 as compared to a net loss of $92.7 million or $0.41 per share for the year ended April 30, 2008.

Net loss from continuing operations

Year ended April 30, 2010 as compared to year ended April 30, 2009. The Company experienced a net loss from continuing operations of $58.7 million or $0.19 per share for the year ended April 30, 2010 as compared to a net loss from continuing operations of $88.3 million or $0.34 per share for the year ended April 30, 2009.  The decline in the net loss from continuing operations in the current year as compared to the prior year is due to the reduction in exploration activity, a reduction in stock-based compensation expense and a foreign exchange gain resulting from holding Canadian funds with an appreciation of the Canadian dollar versus the U.S. dollar which were offset by increased asset retirement obligations due to the re-abandonment liability identified during the current year.

Year ended April 30, 2009 as compared to year ended April 30, 2008. The Company experienced a net loss from continuing operations of $88.3 million or $0.34 per share for the year ended April 30, 2009 as compared to a net loss from continuing operations of $92.7 million or $0.41per share for the year ended April 30, 2008.

Net loss from discontinued operations

Year ended April 30, 2010 as compared to year ended April 30, 2009. The Company experienced a net loss from discontinued operations of $5.8 million or $0.02 per share for the year ended April 30, 2010 as compared to a net loss of $0.8 million or $nil per share for the year ended April 30, 2009. The activities related to the oil shale program have been reported as discontinued operations in the consolidated statement of income following the announcement of the sale of the Pasquia Hills assets in January 2010.

The net loss of $5.8 million for the year ended April 30, 2010 includes the exploration costs incurred in relation to the oil shale activities for the period and an allowance for impairment of $6.4 million ($4.7 million after tax) expected from the disposal of the assets.

Year ended April 30, 2009 as compared to year ended April 30, 2008. The Company experienced a net loss from discontinued operations of $0.8 million or $nil per share for the year ended April 30, 2009 as compared to a net loss from discontinued operations of $0.04 million or $nil per share for the year ended April 30, 2008. The activities related to the oil shale program have been reported as discontinued operations in the consolidated statement of income following the announcement of the sale of the Pasquia Hills assets in January 2010.

Exploration costs

Year ended April 30, 2010 as compared to year ended April 30, 2009. Exploration costs for the year ended April 30, 2010 were $48.7 million (2009 — $70.8 million). Exploration costs in the current year relate to drilling, seismic, environmental, engineering and construction costs associated with Test Sites 1 and 3 on our Saskatchewan and Alberta permits. Exploration costs also include $13.8 million of additional asset retirement obligations identified during the current year in relation to the re-abandonment of a certain number of wells. The Operations Summary above provides a summary of the exploration activities conducted in the year ended April 30, 2010.

Year ended April 30, 2009 as compared to year ended April 30, 2008. Exploration costs for the year ended April 30, 2009 were $70.8 million (2008 — $96.4 million). Exploration incurred in the year ended April 30, 2009 relate to drilling, seismic, environmental, engineering and construction costs associated with Test Sites 1 and 3 on our Saskatchewan and Alberta permits. Approximately $27.5 million was spent on drilling engineering and construction costs on Test 1 and 3 programs and the balance of costs relates to exploration and related environmental monitoring activity of which approximately 65% was spent in Saskatchewan and 35% was spent in Alberta. Our desire to decrease our expenditures in response to the then current conditions in the global and financial markets is the main reason for the decrease from 2008 to 2009.

General and administrative

Corporate

Year ended April 30, 2010 as compared to year ended April 30, 2009. General and administrative expenses settled with cash for the year ended April 30, 2010 were $17.0 million (2009 — $12.6 million).  General and administrative expenses in the year ended April 30, 2010 consist of salaries ($9.4 million), legal and other professional fees ($2.6 million) and general office costs ($5.0 million). Increases in costs in the current fiscal year as compared to the prior year are mainly associated with severance payments.

At April 30, 2010, there were 46 employees. At April 30, 2009, there were 45 employees, including 8 seasonal field employees. The increase in salaries and wages during the year ended April 30, 2010 occurred as result of severances paid during the quarters ended July 31, 2009 and January 31, 2010.

Year ended April 30, 2009 as compared to year ended April 30, 2008. General and administrative expenses settled with cash increased from $11.4 million in 2008 to $12.6 million in 2009. Expenditures for the year ended April 30, 2009 consist of salaries ($5.7 million), legal and other professional fees ($2.7 million) and general office costs ($4.2 million). Expenditures for the year ended April 30, 2008 consist of salaries ($5.6 million), legal and other professional fees ($2.8 million) and general office costs ($3.0 million). Increases in costs in the year ended April 30, 2009 as compared to the prior year are mainly associated with the cost of assembling the executive, professional and technical team required to execute the Company’s plans.

Stock-based compensation

Year ended April 30, 2010 as compared to year ended April 30, 2009. Stock-based compensation for the year ended April 30, 2010 was $5.6 million (2009 — $17.5 million). Stock-based compensation expense for the year ended April 30, 2010 consists of stock-based compensation related to the issuance of options to directors, officers and employees. The decrease during the year ended April 30, 2010 compared to the prior year is the result of 6.9 million options forfeited due to a reduction in the number of employees that was greater than the anticipated forfeiture rate. As at April 30, 2010, the Company has unrecognized stock-based compensation costs of $1.7 million related to unvested options which will be recognized in future periods as the options vest. The average fair value of the stock options using either the Black-Scholes valuation model or the trinomial valuation model that were issued during the year ended April 30, 2010 was $0.43 (2009 - $1.93).

Year ended April 30, 2009 as compared to year ended April 30, 2008. Stock-based compensation expense for the year ended April 30, 2009 of $17.5 million (2008 — $20.8 million) consists of stock-based consideration related to the issuance of options to directors, officers, employees and consultants and to bonus shares issued to employees. As at April 30, 2009, the Company had unrecognized stock-based compensation costs of $11.4 million related to unvested options which will be recognized in future periods as the options vest. The decrease in stock based compensation during the year ended April 30, 2009 occurred as a result of the resignation of an officer. The Company modified the terms of unvested awards that would have otherwise been forfeited which resulted in a reversal of cumulative compensation costs on the awards and  immediate expensing of the modification-date fair value of the modified awards for a net reversal of $2 million. Stock-based compensation is a non-cash expense. The average value of the stock options using the Black-Scholes valuation model issued during the year ended April 30, 2009 was $1.93 (2008 - $3.69). The year over year decline in the average value of stock options is due to the decline in the market value of the Company’s stock.

Foreign exchange gain (loss)

Year ended April 30, 2010 as compared to year ended April 30, 2009.  Foreign exchange gain of $5.1 million (2009 — loss of $4.8 million) resulted primarily from holding Canadian dollar cash and cash equivalents funds in the parent company with a US dollar functional currency when the value of the Canadian dollar increased compared to the U.S. dollar.

Year ended April 30, 2009 as compared to year ended April 30, 2008. Foreign exchange loss of $4.8 million (2008 — gain of  $0.4 million) resulted primarily from holding Canadian dollar cash in the parent company with a US dollar functional currency when the value of the Canadian dollar declined compared to the U.S. dollar.

Depreciation and accretion

Year ended April 30, 2010 as compared to year ended April 30, 2009. Depreciation and accretion expense of $2.5 million (2009 — $1.6 million) relates to camp facilities, equipment and corporate assets which are being depreciated over their useful lives of three to five years. Accretion expense relates to the asset retirement obligation recognized on the airstrip, camp site, access road, and the reservoir test sites which are being brought into income over a period of 10 to 30 years. The change from the year ended April 30 2009 to the year ended April 30, 2010 relates to the increase in assets held during the period.  Additions to the property and equipment for the year ended April 30, 2010 totaled $1.8 million.

Year ended April 30, 2009 as compared to year ended April 30, 2008. Depreciation and accretion expense of $1.6 million (2008 — $1.1 million) relates to camp facilities, equipment and corporate assets. Accretion expense relates to the asset retirement obligation recognized on the airstrip, camp site, access road, and the reservoir test sites which are being brought into income over a period of 10 to 30 years.

Interest income

Year ended April 30, 2010 as compared to year ended April 30, 2009. Interest income for the year ended April 30, 2010 amounted to $0.1 million (2009 — $1.1 million). Interest income is earned because the Company pre-funds its activities and the resulting cash and cash equivalents on hand which is invested in short-term deposits. The decrease in interest income this current year as compared to the prior year reflects the decrease in short term investments and the decrease in market interest rates over the intervening year.

Year ended April 30, 2009 as compared to year ended April 30, 2008. Interest income of $1.1 million (2008 — $2.5 million) was recognized in fiscal 2009 because the Company had pre-funded its 2009 exploration and reservoir testing programs resulting in cash on hand which was invested in short-term deposits. The decrease in interest income is due to significant reductions in interest rates.

Income tax benefit

Year ended April 30, 2010 as compared to year ended April 30, 2009. The deferred income tax benefit for year ended April 30, 2010 was $9.8 million (2009 — $17.8 million). The decrease in the deferred tax benefit for the year ended April 30, 2010 compared to the prior year is mainly due to a reduction in exploration costs incurred. The deferred tax benefit otherwise reported is reduced by the impact of flow through expenditures. The net impact for the year ended April 30, 2010 was a reduction of the deferred tax benefit in the amount of $3.5 million (2008 — $4.7 million). The Company has generated deferred tax benefits by expensing all exploration costs for accounting purposes while capitalizing these costs for income tax purposes.  This results in a higher tax basis for the Company's property and equipment when compared to their carrying value.  The deferred tax liability reported on the balance sheet is mainly related to the book value of property which will not be deductible for tax purposes and is related primarily to the Company’s 2006 acquisition of the minority interest in OQI Sask. Note 7 to the Financial Statements provides a complete reconciliation of the income tax benefit reported to the amount that would be expected from applying the combined Canadian federal and provincial statutory income tax rate of 27%.

Year ended April 30, 2009 as compared to year ended April 30, 2008. The deferred income tax benefit of $17.8 million (2008 — $34.1 million) relates to the tax benefit that is generated by expensing all exploration costs. This results in a higher tax basis for the Company’s capital assets when compared to their carrying value. The deferred tax benefit otherwise reported is reduced by the impact of flow through expenditures: the deferred tax benefit of which flows through to subscribers. Drawdown of the flow through share premium liability decreases the benefit. The net impact for the year was a reduction of the deferred tax benefit in the amount of $4.7 million (2008 — $6.2 million).

Share Capital

At June 30, 2010, the Company had 312,496,101 shares of common stock issued and outstanding, 26,377,141 options to acquire shares of common stock, and 17,537,500 shares of common stock issuable pursuant to warrants outstanding, plus Exchangeable Shares and options to acquire exchangeable shares which can be exchanged into 31,632,968 shares, plus 1,388,567 shares reserved for settlement with creditors of a former subsidiary. The options have a weighted average exercise price of $3.23 per share and the warrants have an exercise price of $1.10 per share.

An Exchangeable Share provides the holder with economic terms and voting rights which are, as nearly as practicable, equivalent to those of a share of OQI common stock. The Exchangeable Shares are represented for voting purposes in the aggregate by one Preferred Share. The one Preferred Share represents a number of votes equal to the total outstanding Exchangeable Shares on the applicable record date for the vote submitted to OQI shareholders.

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is developing Saskatchewan’s first global-scale oil sands discovery at Axe Lake, while exploring one of Canada's largest holdings of contiguous oil sands permits and licenses, located in Saskatchewan and Alberta. It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

Cautionary statement about forward-looking statements

This news release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the U.S. federal securities laws.   All statements, other than statements of historical facts, included in this news release that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements include discussion of such matters as:

•           the eventual outcome of the SAGD pilot test;
•           business strategies and development of our business plan and drilling programs;
•           potential reservoir recovery optimization.

Forward-looking statements are statements other than relating to historical fact and are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements such as references to Oilsands Quest’s drilling program, geophysical programs, reservoir field testing and analysis program, preliminary engineering and economic assessment program for a first commercial project, and the timing of such programs are based on the opinions and estimates of management and the company’s independent evaluators at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to risks inherent in the oil sands industry, regulatory and economic risks, lack of infrastructure in the region in which the company’s resources are located and risks associated with the company’s ability to implement its business plan. Many of these risks and uncertainties are beyond the control of the Company.  The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change, except as required by law.  The reader is cautioned not to place undue reliance on forward-looking statements.

For more information:
Riyaz Mulji
Manager, Investor Relations
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941